EXHIBIT 99.1

NSAV ACQUIRES STRATEGIC STAKE IN CRYPTOCURRENCY TRADING BROKER, VIRTUABROKER

Net Savings Link, Inc. (OTC: NSAV), a cryptocurrency, blockchain and digital asset technology company, today announced that it has acquired a strategic stake in U.K. based Cryptocurrency Trading Platform, VirtuaBroker Ltd. https://virtuabroker.com ,whose platform is based on Artificial Intelligence (AI) and offers a full range of trading services, such as portfolio management, price search function, and much more. VirtuaBroker’s platform supports nearly all the major cryptocurrency exchanges, including Coinbase, whose IPO on Wednesday valued Coinbase at over $85 billion.

With the recent announcements of Tesla and Mastercard joining the Crypto revolution, the management of NSAV believes that this will be a major step in fulfilling the Company’s ambition of being a leading player in the over $200 billion annual cryptocurrency market. Under the terms of the agreement, NSAV has acquired a 10% shareholding in VirtuaBroker and has an exclusive option to acquire an additional 20% stake. In addition, NSAV has been granted pre-emptive rights, which gives it the potential to increase its shareholding in VirtuaBroker even further.

VirtuaBroker’s AI Cryptocurrency Trading Platform is your 24/7 account manager. Customers will save time and be provided with an optimal trading experience. The AI Platform allows users to optimize the trades that they require according to their selected objectives and allows them to make decisions based on market sentiment data. VirtuaBroker’s security policy is its pillar and is based on a five-tiered security stack, including Fraud Protection, Privacy Protection, Encryption and Network Defenses, VirtuaBroker Security ID and Security Alerts.

SBC Financial Group https://www.sbcfinancialgroup.com.hk negotiated and structured the transaction.

SBC Financial Group has a dynamic of disciplines on a broad commercial level and practice. SBC has a strong group of Partners in a wide range of disciplines with seasoned experience in finance, management, and professional practice.

Dani Garcia, founder and CTO of VirtuaBroker stated, “Traders know that it takes multiple exchanges to truly trade crypto and what sets our platform apart is the ability to organize all exchanges in one platform. The team at VirtuaBroker would like to thank its strategic shareholder, NSAV for its support in making our launch a reality. We look forward to opening the platform to all on May 30th and thank our beta testers for their ongoing commitment to provide feedback to improve a truly groundbreaking product. We would like to thank Silverbear Capital for advising us on this and potential future transactions to come. Silverbear Capital is truly a committed and professional team.”

James Tilton, president of NSAV stated, “We are thrilled to be able to announce the acquisition of a strategic stake in VirtuaBroker, along with the options to acquire an even more significant stake. With its Artificial Intelligence based platform, we believe that VirtuaBroker is a force to be reconned with in the Cryptocurrency arena. I can assure all our loyal NSAV shareholders that we are already working on other projects in the cryptocurrency and digital asset sector. I also would like to echo Dani’s thanks and appreciation to the amazing team at Silverbear Capital.

NSAV's vision is the establishment of a fully integrated technology company that provides turnkey technological solutions to the cryptocurrency, blockchain and digital asset industries. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services and information technology.

For further information please contact NSAV at info@nsavholdinginc.com

The NSAV Twitter account can be accessed at https://twitter.com/nsavtech

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of Net Savings Link, Inc. to accomplish its stated plan of business. Net Savings Link, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Net Savings Link, Inc. or any other person.

Contact

Net Savings Link, Inc.

info@nsavholdinginc.com